Exhibit 10.15

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (herein “Agreement”) dated as of January 17, 1997 between BFG ACQUISITION CORP., an Illinois corporation (hereafter, the “Borrower”) 1309 S. Cicero Avenue, Cicero, Illinois 60650 and LASALLE BANK NI, an Illinois state banking corporation (hereafter, the “Lender”), 3201 N. Ashland Avenue, Chicago, Illinois 60657.

W I T N E S S E T H:

WHEREAS, the Borrower has asked the Lender to make to the Borrower a secured $2,700,000.00 term loan and a secured $2,200,000.00 revolving loan to finance the acquisition of certain assets (the “Acquisition”) which are currently owned by Brad Foote Gear Works, Inc., a Delaware corporation (the “Seller”) and to provide working capital for the Borrower; and

WHEREAS, the Lender has agreed to make such loans on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing premises, the terms and conditions contained herein, and of any loans or extension of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the Borrower and the Lender hereby agree as follows:

SECTION 1.  DEFINITION.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accounts”, “Inventory”, “Equipment”, and “General Intangibles” shall have the meanings assigned to them in Section 7 hereof.

“Acquisition” - see Preamble.

“Agreement” shall mean this Loan and Security Agreement, as amended, modified, restated or supplemented from time to time.

“Bank Commitment” shall mean the commitment letter dated December 16, 1996 issued by the Lender with respect to the Loans.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C.  §101 et seq.), as amended from time to time, and any successor statute.

“Borrower” - see Preamble.

“Borrowing Base” shall mean, as of any applicable date of determination, an amount equal to (i) eighty-five percent (85%) of Borrower’s Eligible Accounts, less (ii) until the Reserve Elimination Date, the Reserve.

“Borrowing Base Certificate” shall mean a certificate in such form and content as the Lender may request, completed in all appropriate respects and executed by the President of Borrower or such other officer of Borrower authorized in writing by the Borrower, and setting forth Borrower’s computation of the Borrowing Base as of the date of such certificate.

“Business Day” shall mean a day on which the Lender is open to carry on its normal commercial lending business.

“Capital Expenditures” shall mean such expenditures (including, in any event, all capitalized rentals and leasehold improvements) as shall be determined in accordance with GAAP to constitute capital expenditures.

“Cash Flow Coverage” shall mean, as of any applicable date of determination, (i) EBITDA, divided by (ii) current maturities of bank long term debt, plus interest expense (including interest owed to Lender and former owners), plus lease payments for Leased Equipment.

“Cash Interest Expense” shall mean, as of any applicable date of determination, Borrower’s total interest expense, whether paid or accrued (including the interest component of capital leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, interest expense not payable in cash (including amortization of discount), all as determined in conformity with GAAP.

“Charges” shall mean all national, federal, state, county, city, municipal, and/or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to (i) the Collateral or any portion thereof, (ii) the Indebtedness or any portion thereof, (iii) Borrower’s employees, payroll, income and/or gross receipts, (iv) Borrower’s ownership and/or use of any of its assets, or (v) any other aspect of Borrower’s business.

“Collateral” shall mean all property and interests in property now owned or hereafter acquired by the Borrower in or upon which a security interest, lien or mortgage is granted or in which a collateral assignment is made under this Agreement or under the other Collateral Documents.

“Collateral Assignment of Life Insurance” shall mean the collateral assignment of the life insurance policy on the life of J. Cameron Drecoll described in Section 6 hereof.

“Collateral Documents” shall mean this Agreement, the Collateral Assignment of Life Insurance, the Stock Pledge Agreements, the Security Agreement-Leased Equipment, and any other agreement, instrument, mortgage, deed of trust or document pursuant to which a security interest or lien is granted by the Borrower or any other obligor, to secure the payment and performance of the Indebtedness.

“Commitment Amount” shall mean, as of any applicable date of determination, Two Million Two Hundred Thousand and 00/100 ($2,200,000.00) Dollars.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Default” shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

“Disbursement Date” shall mean each date upon which the Lender makes a loan to the Borrower under Section 2 of this Agreement.

“EBIT” shall mean, as of any applicable date of determination, with respect to Borrower, the sum of the amounts for such periods, of (i) Net Income, plus (ii) Cash Interest Expense, plus (iii) federal and state income taxes, plus (iv) extraordinary losses (and any unusual losses arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with GAAP, which have been included in the determination of Net Income), minus, (v) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with GAAP which have been included in the determination of Net Income).

“EBITDA” shall mean, as of any applicable date of determination, with respect to Borrower, the sum of the amounts for such periods, of (i) Net Income, plus (ii) depreciation and amortization expense, plus (iii) Cash Interest Expense, plus (iv) federal and state income taxes, plus (v) extraordinary losses (and any unusual losses arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with GAAP, which have been included in the determination of Net Income), minus, (vi) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with GAAP which have been included in the determination of Net Income).

“Eligible Accounts” shall mean those Accounts included in a Borrowing Base Certificate which, as of the date of such Borrowing Base Certificate and at all times thereafter:  (i) satisfy the requirements for eligibility as described in Section 2.6 of this Agreement, (ii) do not violate the negative covenants and other provisions of this Agreement and do satisfy the affirmative covenants and other provisions of this Agreement, and (iii) are deemed by Lender, in its reasonable credit judgment, to be Eligible Accounts.

“Equipment Lease” shall mean that certain Equipment Lease Agreement dated January 17, 1997 between Seller as lessor and Borrower as lessee, covering the Leased Equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“Event of Default” shall mean any of those conditions or events listed in Section 15 of this Agreement.

“Financing Statements” shall mean UCC financing statements describing the Lender as secured party and Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices, as the Lender shall deem necessary or advisable.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles, consistently applied, set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Guarantors” shall mean collectively, J. Cameron Drecoll, Patrick Rosmonowski and Dennis Palmer, and “Guarantor” shall refer to any one of them.

“Guaranties” shall mean the continuing guaranties to be executed by the Guarantors in accordance with Section 5 hereof, pursuant to which the Guarantors jointly and severally unconditionally guarantee repayment to the Lender of all the Indebtedness, and “Guaranty” shall refer to any one of the Guaranties.

“Hazardous Material” shall have the meaning set forth in Section 13.1(u) hereof.

“Indebtedness” shall mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Lender by the Borrower, whether now existing, or hereafter created or arising, including, without limitation:  (1) the Revolving Loan, together with all loans, advances and overadvances now or hereafter made thereunder, and all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or increases thereto; and (2) the Term Loan, together with all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof; and (3) all interest, fees, charges, expenses, attorneys’ fees and other costs and sums now or hereafter payable by the Borrower under the terms of this Agreement, the Notes, or any of the other Loan Documents; and (4) any and all other loans, advances, overdrafts, indebtedness, liabilities and obligations now or hereafter owed by Borrower to Lender, of every kind and nature, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now due or to become due, whether direct or indirect, or absolute or contingent, whether several, joint or joint and several, whether liquidated or unliquidated, whether legal or equitable, whether disputed or undisputed, whether secured or unsecured, or whether arising under this Agreement or any of the other Loan Documents or any other document or instrument, and, advances made by Lender to pay or discharge any other lien, security interest or encumbrance upon the Collateral; and (5) all advances made by Lender to protect the Collateral, and/or Lender’s security interest therein; and (6) all costs, expenses and fees (including reasonable attorneys’ fees) incurred by Lender pursuant to the terms of this Agreement or any of the other Loan Documents, or in connection with (i) the drafting and preparation of this Agreement and the other Loan Documents, (ii) the administration, enforcement and defense of this Agreement and any other Loan Documents, or the relationships and security interests created hereunder or thereunder, (iii) the collection of the Indebtedness and any other obligation or indebtedness secured hereby, and (iv) the sale or other disposition of the Collateral, or any portion thereof.

“Leased Equipment” shall mean all of the equipment described in the Equipment Lease, as described in Exhibit A attached hereto.

“Lender” - see Preamble.

“Loan Documents” shall mean this Agreement, the Notes, the Negative Pledge Agreement, the Collateral Assignment of Life Insurance, and all other agreements, instruments and documents, including, without limitation, the Collateral Documents, and any other security agreements, notes, guaranties, mortgages, assignments, financing statements, and all other writings heretofore, now, or hereafter executed by the Borrower or any other obligor, and delivered to Lender in connection with or relating to this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby.

“Loans” shall mean collectively, the Revolving Loan, the Term Loan and all extensions, renewals, amendments, refinancings, modifications, consolidations, conversions, and increases thereof or thereto.

“Lock Box” shall mean the United States post office lock box established pursuant to the terms of Section 2 of this Agreement.

“Negative Pledge Agreement” shall mean the negative pledge agreement to be executed by Borrower in accordance with Section 6 hereof.

“Net Income” shall mean the net income or loss of the Borrower for any period determined in accordance with GAAP, but excluding in any event:

(a)                                  any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on excluded gains and any tax deductions or credits on account of any excluded losses; and

(b)                                 net earnings of any Person in which the Borrower has an ownership interest, unless such net earnings have actually been received by the Borrower in the form of cash distributions.

“Notes” shall mean collectively, the Revolving Note, the Term Note and all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permitted Liens” shall mean:

(a)                                  Liens and encumbrances in favor of the Lender;

(b)                                 Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by the Lender, bonded in an amount and manner satisfactory to the Lender;

(c)                                  Liens, not delinquent, created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations; and

(d)                                 Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable.

(e)                                  The subordinate security interest in the Collateral granted by Borrower to Seller, which has been subordinated to Lender’s security interest in the Collateral pursuant to the terms of the Seller/Bank Intercreditor Agreement.

“Person” shall mean and include any individual, corporation (including, without limitation, any affiliate or subsidiary of Borrower), partnership, joint venture, limited liability company, limited liability partnership, sole proprietorship, association, trust, unincorporated association, joint stock company, government, institution, municipality, political subdivision or agency, or other entity of whatever nature.

“Pledged Stock” shall have the meaning ascribed to it in Section 6 hereof.

“Prime Rate” shall mean the rate of interest publicly announced by LaSalle National Bank from time to time as its “prime rate”, without regard to whether such announced “prime rate” is the lowest rate of interest then offered by the Lender to its borrowers.

“Real Property” shall mean, for purposes of all provisions of this Agreement relating to Hazardous Materials, all real property now or hereafter occupied, owned or controlled by the Borrower.

“Reserve” shall have the meaning ascribed to it in Section 2.7 hereof.

“Reserve Elimination Date” shall have the meaning ascribed to it in Section 2.7 hereof.

“Revolving Loan” shall mean the $2,200,000.00 revolving line of credit loan extended by the Lender to the Borrower under Section 2 of this Agreement, and any and all extensions, renewals, amendments, modifications, refinancings, conversions, consolidations and increases thereof or thereto.

“Revolving Note” shall mean the promissory note evidencing the Revolving Loan executed by Borrower in accordance with Section 2 hereof, and any and all extensions, renewals, amendments, refinancings, or modifications, conversions or consolidations thereof or thereto.

“Seller/Bank Intercreditor Agreement” shall mean the intercreditor agreement of even date herewith between Seller and the Lender described in Section 6 hereof.

“Seller Note” shall mean the subordinated promissory note dated January 17, 1997 in the principal sum of $1,200,000.00 issued by Borrower to Seller in connection with the Acquisition.

“Stock Pledge Agreements” shall have the meaning ascribed to it in Section 6 hereof.

“Security Agreement-Leased Equipment” shall have the meaning ascribed to it in Section 6 hereof.

“Subordinated Debt” shall mean indebtedness of the Borrower to third parties (including, without limit, the indebtedness evidenced by the Seller Note and all payments due and to become due under the Equipment Lease) which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to the Lender.

“Subsidiary” shall mean any corporation (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding securities having ordinary voting power for the election of directors, as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by Borrower.

“Tangible Net Worth” shall mean, as of any applicable date of determination, an amount equal to (i) the net book value of all assets of Borrower (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions in accordance with GAAP, including, without limitation, reserves for doubtful receivables, obsolescence, depreciation, and amortization, less (ii) all loans due from officers, directors, shareholders, employees and/or affiliates of Borrower, less (iii) prepaid expenses, less (iv) all Debt, other than Subordinated Debt.

“Term Loan” shall mean the term loan described in Section 3 hereof and all extensions, renewals, amendments, refinancings, modifications, and consolidations thereof or thereto.

“Term Note” shall mean the promissory note evidencing the Term Loan executed by Borrower in accordance with Section 3 hereof, and any and all extensions, renewals, amendments, refinancings, modifications or consolidations thereof or thereto.

“Termination Date” shall mean April 1, 1999, or such earlier date upon which the Revolving Note becomes due and payable.

“UCC” shall mean the Illinois Uniform Commercial Code, 810 ILCS 5\1-101 et.  seq., as amended.

1.2                                 Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.3                                 Other Terms.  All other terms contained in this Agreement which are not otherwise defined in this Section 1 or in any other section of this Agreement, shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

1.4                                 Singular and Plural.  Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2.  REVOLVING LOAN.

2.1                                 Revolving Credit Commitment.  Subject to and upon the terms and conditions of this Agreement, the Lender agrees to makes loans to Borrower on a revolving basis in such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the lesser of the Commitment Amount or the Borrowing Base, provided that each Disbursement Date under this Agreement must be a Business Day and provided that the principal amount of each advance under the Revolving Loan must be in the minimum amount of One Thousand and no/100 ($1,000) Dollars.

2.2                                 Borrowing Procedures.

2.2.1                        Notice.  The Borrower shall give written notice to the Lender not later than 2:00 p.m. on or before the Business Day on which the Borrower requests the Lender to make an advance under the Revolving Loan.

2.2.2                        Lender Obligations.  The Lender, in its reasonable discretion and upon its reasonable determination, that the conditions set forth in this Agreement have been duly satisfied, will make the amount set forth in the Borrower’s notice available to or upon the order of the Borrower in immediately available funds at the Lender’s principal office, on the date of the proposed borrowing (which shall be a Business Day), provided, however, that the Lender shall not be obligated if:

(a)                                  With respect to the initial disbursement under the Revolving Loan, any of the conditions precedent set forth in Section 6 hereof shall not have been satisfied, or

(b)                                 With respect to all other advances under the Revolving Loan:

(i)                                     Any Default or Event of Default has occurred and is continuing, or

(ii)                                  Any of the warranties or representations set forth in this Agreement shall not be true or correct on and as of such Disbursement Date, or

(iii)                               Such proposed advance under the Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loan outstanding under this Agreement to exceed the lesser of the Commitment Amount or the Borrowing Base on the Disbursement Date, or

(iv)                              The Disbursement Date is on or after the Termination Date.

2.3                                 Revolving Note.  The Revolving Loan shall be evidenced by a revolving note, executed by the Borrower, dated the date of this Agreement, payable to the Lender on April 1, 1999, and in the principal sum of Two Million Two Hundred Thousand and 00/100 ($2,200,000.00) Dollars (the “Revolving Note”).  The date and amount of each advance under the Revolving Loan made by the Lender and of each repayment of principal thereon received by the Lender shall be recorded by the Lender in its records.  The aggregate unpaid principal amount so recorded by the Lender shall be rebuttable presumptive evidence as to the principal amount outstanding thereunder, provided, however, that the failure by the Lender so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Note to repay the principal amount of the-entire Revolving Loan together with all interest accrued or accruing thereon.

Interest on the Revolving Note shall be payable monthly, commencing on February 1, 1997 and continuing on the same day of each month thereafter.  Interest shall accrue on the unpaid principal balances of the Revolving Note calculated at a variable rate per annum equal to the Prime Rate plus one-half percent (.50%) per annum, such rate to change on the day or days the Prime Rate changes.  Interest after maturity of the Revolving Note or an Event of Default shall be calculated on the unpaid principal balances of the Revolving Note at the variable rate per annum equal to the Prime Rate plus three and one-half percent (3.5%) per annum, such rate to change on the day or days the Prime Rate changes.  Interest on the Revolving Note shall be calculated on the basis of a 360-day year for the actual number of days the principal is outstanding.

Lender will reduce the interest rate charged on the Revolving Note by one-half percent (.5%) to Prime floating if (i) at Borrower’s fiscal year ended December 31, 1997, Borrower’s EBIT is equal to or greater than $2,000,000, and (ii) no Event of Default shall then have occurred and be continuing hereunder and Borrower shall be in full compliance with all of its financial covenants made in Section 14.1 hereof.

In addition, a late charge equal to five percent (5%) of each late payment may be charged on any payment not received by the Lender within five (5) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Default or Event of Default.

Immediately upon demand by Lender, the Borrower shall pay to Lender an amount of money equal to the amount theretofore advanced by the Lender to the Borrower upon any Account that is no longer an Eligible Account, and the Lender shall apply such payment to and on account of the Revolving Loan.  The Borrower shall notify the Lender within a reasonable time after learning that an Account is no longer an Eligible Account, but in any event, not later than the date of the next request by the Borrower for an advance under the Revolving Loan.

Borrower covenants to Lender and agrees that if at any time the then unpaid principal balance of the Revolving Loan shall be in excess of the lesser of the (i) Commitment Amount and (ii) the Borrowing Base as then determined and computed, the Borrower shall immediately without notice or demand pay over the amount of the excess to the Lender as and for a mandatory prepayment on the Revolving Loan.

If Borrower shall voluntarily terminate the Revolving Loan for any reason prior to January 17, 1998, Borrower promises to pay to Lender on the date of such termination, in addition to the entire outstanding principal balance of the Revolving Note and all accrued interest thereon, a prepayment premium in the amount of Twenty-Two Thousand ($22,000.00) Dollars.

2.4                                 Lock Box.  Borrower shall at its sole expense establish and maintain, so long as the Revolving Loan shall remain unpaid, a United States post office lock box (the “Lock Box”), to which the Lender shall have exclusive access, and to which the Borrower shall have no access.  Borrower expressly authorizes Lender, from time to time to remove all contents from the Lock Box, for disposition in accordance with this Agreement.  Borrower agrees to notify all Account Debtors and other parties obligated to it that all payments made on any Account, invoice, or other Collateral shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices.  Borrower shall execute all documents, authorizations and other agreements necessary to establish the Lock Box, and Lender’s exclusive access thereto.

Any and all cash, checks, drafts and other instruments for the payment of money received by Borrower at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted to and delivered to Lender (properly endorsed, where required, so that such items may be collected by Lender).  Any such items received by Borrower shall not be commingled with any other of Borrower’s funds or property, but will be held separate and apart from Borrower’s own funds or property, and upon express trust for the benefit of Lender until delivery is made to Lender.

All items or amounts which are remitted to the Lock Box or otherwise delivered by or for the benefit of the Borrower to Lender on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Lender’s option:  (i) be applied to the payment of the Indebtedness, in such order of application as Lender may determine in its sole discretion, or (ii) shall be deposited to the credit of a non-interest bearing cash collateral account in the name of Lender for the benefit of Borrower, to be established by Borrower with Lender pursuant to this section, as security for payment of the Indebtedness.  Borrower shall have no right whatsoever to withdraw any funds so deposited.  Borrower further grants to Lender a first priority security interest in and lien on all funds on deposit in such account.  Borrower hereby irrevocably authorizes and directs Lender to endorse all items received for deposit to said cash collateral account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

2.5                                 Collection of Proceeds.  Borrower agrees to collect and enforce payment of all Accounts until Lender shall direct Borrower to the contrary and, from and after this direction, Borrower agrees to fully and promptly cooperate and assist Lender (or any other person designated by Lender) in the collection and enforcement of all Accounts.  Borrower shall not grant any extension of time for the payment of Accounts, shall not compromise, compound or settle the Accounts or any part thereof for less than the full amount thereof, shall not release, in whole or in part, any person liable for the payment of the Accounts or any part thereof, or allow any credit, discount or allowance whatsoever upon the Accounts or any part thereof, unless such activity shall be deemed to be in the ordinary course of business and shall not occasion or threaten a material adverse change in the financial condition, results of operation or business of the Borrower, without first obtaining the written consent of the Lender.

Borrower irrevocably authorizes Lender or any employee or agent of Lender to endorse the name of Borrower upon any checks or other items which are received in payment of any Accounts or for any Inventory, and to do any and all things necessary in order to reduce these items to money.

The Lender shall have no duty as to the collection or protection of Collateral or the proceeds thereof, nor as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Lender.  Borrower agrees to take all steps necessary to preserve rights against prior parties with respect to Borrower’s property in the possession of Lender.

For the purpose of calculating interest on the Revolving Loan, Borrower understands that the Lender imposes a minimum two Business Days delay in crediting payments received by the Lender on Eligible Accounts or other Collateral against the Revolving Loan to allow time for collection and Borrower agrees that the Lender may, at Lender’s option, make such credits only when payments are actually collected by Lender in immediately available funds.  Any credit of payment by Lender prior to receipt by Lender of immediately available funds is conditional upon Lender’s receipt of those funds.

All remittances will be received by Lender subject to collection, and the Lender assumes no responsibility in connection therewith beyond the exercise of ordinary care and will not be liable for default, negligence or willful misconduct of any correspondent or for losses in transit.

Borrower agrees that the Lender shall not be liable for any loss or damage which Borrower suffers or may suffer as a result of the Lender’s processing of items or its exercise of any other rights or remedies under this Agreement, including, without limitation, indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder.  Borrower further agrees to indemnify and hold Lender harmless from and against all such third party claims, demands or actions, including, without limitation, litigation costs and reasonable attorneys’ fees.

2.6                                 Eligible Accounts.  Upon Borrower’s delivery to Lender of a Borrowing Base Certificate, Lender shall determine, in its reasonable discretion, which Accounts listed thereon are “Eligible Accounts”.  In making this determination, Lender will consider the following requirements:

(a)                                  The Account is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)                                 it is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to Borrower within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)                                  it arises from the sale of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(d)                                 it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Lender;

(e)                                  it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Borrower to Lender and is acceptable to Lender;

(f)                                    it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g)                                 it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Lender, and the subordinate security interest of Seller;

(h)                                 it is not owing by a parent, subsidiary, affiliate, officer, employee or partner of Borrower, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America, or any state thereof, or under the laws of any province in Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(i)                                     it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Lender’s security interest and collection rights in such Account.

(j)                                     it is not owing by an Account Debtor for which Borrower has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(k)                                  it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

(1)                                  If the Account Debtor is located in either the State of New Jersey, the State of Minnesota, or the State of Indiana, Borrower has filed a Notice of Business Activities Report or comparable report with the applicable state authority for the then current year;

(m)                               it is not owing by any Account Debtor whose obligations Lender, acting in its sole discretion, shall have notified Borrower are not deemed to constitute Eligible Accounts.

For purposes of determining eligibility, should twenty percent (20%) or more of the Eligible Accounts be due and owing from any one Account Debtor at any time, then the excess of said twenty percent (20%) of such Accounts shall not be eligible, regardless of whether such Accounts otherwise satisfy the criteria for eligibility set forth above.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

2.7                                 Reserve/Reserve Elimination Date.  The borrowing availability under the Revolving Loan shall be reduced by a $50,000.00 reserve (the “Reserve”).  The Reserve shall be eliminated on the date the first annual $50,000.00 payment is made by Borrower to Regal-Beloit Corporation pursuant to that certain Settlement Agreement dated December 2, 1996 by and among Borrower, Regal-Beloit Corporation, Seller and the Guarantors (the “Reserve Elimination Date”).

Proceeds of the Revolving Loan and the Term Loan will be used solely for the purpose of providing financing for the Acquisition and working capital for the Borrower in the Borrower’s ordinary course of business.

2.8                                 Unused Facility Fee.  The Borrower will pay to Lender an unused facility fee of one-quarter percent (1/4%) on the unused portion of the Revolving Loan, which fee shall be paid monthly in arrears.

SECTION 3.  TERM LOAN.

3.1                                 Term Loan.  The Lender agrees to make the Borrower a secured term loan in the principal amount of Two Million Seven Hundred Thousand and no/100 ($2,700,000.00) Dollars (herein, the “Term Loan”).  The Term Loan shall be evidenced by a term note of even date herewith, executed by Borrower, in the principal sum of Two Million Seven Hundred Thousand and no/100 ($2,700,000.00) Dollars (the “Term Note”), payable to the order of the Lender in twenty-three (23) successive monthly installments of principal in the sum of $32,143.00 each, plus interest, commencing March 1, 1997, and payable on the first (1st) day of each month thereafter, followed by a final balloon payment of the entire unpaid principal balance and accrued interest due on February 1, 1999.  Interest shall be payable monthly on the unpaid principal balance of the Term Note (concurrently with each principal payment), calculated at a per annum rate equal to the Prime Rate plus one-half percent (1/2%) per annum, and after default or maturity, at a rate per annum equal to the Prime Rate plus three and one-half percent (3-1/2%) per annum.  In addition, a late charge equal to five percent (5%) of each late payment may be charged on any payment not received by the Lender within five (5) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Default or Event of Default.  Interest on the Term Note shall be calculated on the basis of a 360-day year for the actual number of days the principal is outstanding.

Lender will reduce the interest rate charged on the Term Note by one-half percent (.5%) to Prime floating if (i) at Borrower’s fiscal year ended December 31, 1997, Borrower’s EBIT is equal to or greater than $2,000,000, and (ii) no Event of Default shall then have occurred and be continuing hereunder and Borrower shall be in full compliance with all of its financial covenants made in Section 14.1 hereof.

If Borrower shall prepay the Term Loan for any reason prior to January 17, 1998, Borrower promises to pay to Lender on the date of such prepayment, in addition to the entire outstanding principal balance of the Term Note and all accrued interest thereon, a prepayment premium in the amount of Twenty-Seven Thousand ($27,000.00) Dollars.

SECTION 4.  COLLATERAL; LOANS CROSS-DEFAULTED AND CROSS-COLLATERALIZED.

All Loans and other Indebtedness shall be secured by Borrower’s grant to the Lender of a first priority security interest in and to the Collateral (except that Lender shall maintain a second priority security interest in the Pledged Stock as herein provided).

Borrower acknowledges and agrees that all Loans shall be cross-defaulted, meaning that a default under any of the Loans shall constitute a default under all Loans, and (b) all Loans shall be cross-collateralized, meaning that the Collateral, and all other collateral in which the Lender is granted a security interest in connection with the Loans, shall secure all of the Loans, and all other Indebtedness.

SECTION 5.  GUARANTORS.

The payment and performance of all indebtedness, liabilities and obligations of the Borrower to the Lender, whether now existing or hereafter created or arising, including, without limitation, the Loans (and all renewals, extensions, modifications, amendments, refinancings and consolidations thereof or thereto), shall be jointly and severally unconditionally guaranteed by Guarantors, pursuant to continuing guaranties, in form and substance satisfactory to the Lender.

The Guaranty of J. Cameron Drecoll shall be unlimited.  The Guaranties of Patrick Rosmonowski and Dennis Palmer shall each be limited to the aggregate sum of $50,000.00 each.

SECTION 6.  CONDITIONS PRECEDENT TO INITIAL LOAN DISBURSEMENT.

The obligation of the Lender to make the Loans to Borrower is subject to the fulfillment of each and every one of the following conditions precedent:

(a)                                  The Lender shall have received on or before the day of the initial disbursement of the Loans, each of the following, in form, substance and execution satisfactory to the Lender and its counsel:  this Agreement, the Notes, Guaranties, UCC Financing Statements, Negative Pledge Agreement, Stock Pledge Agreement, Collateral Assignment of Life Insurance, lockbox agreement, Borrower’s opinion of counsel, consent of shareholders, authority to procure loans, authorization certificate, insurance certificates, projected opening day balance sheet prepared on a compiled basis (prepared by a firm of independent certified public accountants acceptable to Lender), cash flow projections, solvency affidavit, and such other documents, instruments, certificates, affidavits, debt subordination, landlord’s waiver certificate(s), supporting documents, approvals, evidence of insurance coverages, payoff letters, and searches of public records required by the Lender in connection with the Loans.

(b)                                 The Lender shall have received from Seller on or before the day of the initial disbursement of the Loans (i) the original executed Equipment Lease in pledge, a security agreement and assignment of lease (the “Security Agreement-Leased Equipment”) and UCC financing statements, each in such form and content satisfactory to the Lender, and sufficient to grant to the Lender a first priority security interest in the Equipment Lease and Leased Equipment, (ii) a certified copy of the Seller Note, in such form and content satisfactory to the Lender, which Seller Note shall contain a legend on the face page thereof disclosing that the indebtedness evidenced thereby has been subordinated to all indebtedness owed by the Borrower to the Lender pursuant to the intercreditor agreement hereafter described, (iii) an intercreditor agreement executed by Seller, in form and content satisfactory to the Lender, whereby Seller shall have subordinated its security interest in the Collateral to the Lender’s security interest therein, and its right to payment of the Seller Note and the Equipment Lease, to the Lender’s right to receive payment of the Indebtedness (the “Seller/Bank Intercreditor Agreement”); and (iv) copies of the final security agreement and UCC financing statement to be executed by Borrower in favor of Seller (which UCC financing statement shall contain a legend on the face page thereof, in form acceptable to the Lender, disclosing that the Seller’s security interest in the collateral described therein is subordinate to the Lender’s security interest in such collateral pursuant to the Seller/Bank Intercreditor Agreement.

(c)                                  The Lender shall have received on or before the day of the initial disbursement of the Loans copies of all other documents to be delivered by Borrower and Seller or others in connection with the Acquisition, including, without limit, a complete copy of the asset purchase agreement, bill of sale, consulting and employment agreements, leases or subleases of leased premises, and all other documents and instruments executed in connection with the Agreement, and the Lender shall have approved the terms and conditions thereof, in its sole discretion.

(d)                                 Borrower shall have furnished to the Lender, in form, content and amount satisfactory to the Lender, a negative pledge agreement (the “Negative Pledge Agreement”), agreeing not to mortgage, encumber or sell the commercial real property commonly known as 1310 S. 47th Avenue, Cicero, Illinois, being acquired from Seller.

(e)                                  Lender shall have received such valuations, appraisals and certifications as it may require to satisfy itself as to the value of the Collateral and the Leased Equipment and the financial condition of the Borrower and the Guarantors, each satisfactory to the Lender, in its sole discretion.

(f)                                    Borrower shall have complied with all conditions set forth in the Lender Commitment, and no Event of Default shall have occurred thereunder.

(g)                                 The Borrower shall be in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and the Borrower and other obligors shall be in full compliance with all of the terms and conditions of the Collateral Documents.

(h)                                 The Lender shall be satisfied with the corporate and legal structure and capitalization of Borrower, including the terms and conditions of its articles of incorporation and bylaws.

(i)                                     There shall have been no material adverse change in the business of Borrower or the financial condition of Borrower or any Guarantor from the most recent financial statements submitted by each of them to the Lender.

(j)                                     The Lender shall be satisfied with the corporate and legal structure and capitalization of Seller, including the terms and conditions of its articles of incorporation and bylaws.

(k)                                  The representations and warranties of Borrower contained in this Agreement and in all other Loan Documents shall be true and correct on the day of the initial loan disbursement.

(1)                                  The representations and warranties of Seller contained in the security agreement executed by it shall be true and correct on the day of the initial loan disbursement, and no event of default shall have occurred under such agreement.

(m)                               There shall exist no Event of Default as defined in Section 15 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

(n)                                 All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or other Loan Documents and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

(o)                                 The Lender shall have been provided with evidence of all requisite governmental and third party approvals required for Borrower, Borrower’s conduct of business and the Real Property.

(p)                                 The Lender shall have been furnished with an original life insurance policy on the life of J. Cameron Drecoll in the sum of $1,000,000.00, together with an executed collateral assignment of such policy by Borrower to the Lender, on the Lender’s form or a form acceptable to Lender (“Collateral Assignment of Life Insurance”), acknowledged by the life insurer, and evidence of the payment of at least one year’s premium.  Borrower covenants to provide the Lender annually with evidence of payment of the then current premium for such insurance.

(q)                                 The Guarantors shall have executed and delivered to the Lender security agreements (the “Stock Pledge Agreements”), granting the Lender a second priority security interest in all shares of stock of the Borrower (the “Pledged Stock”), subordinate only to the first priority security interest therein being granted to the Seller.  In addition, Guarantors shall execute and deliver to the Lender UCC financing statements and such other documents required by the Lender to perfect its second priority security interest in the Pledged Stock.

(r)                                    The Lender shall receive evidence that Borrower has received a minimum cash infusion of $500,000.00, injected by shareholders of Borrower in accordance with the terms of the Bank Commitment.

(s)                                  Borrower must have a minimum of $500,000.00 of borrowing availability under the Revolving Loan on the date hereof, in accordance with the terms of the Bank Commitment.

(t)                                    On or prior to the initial loan disbursement, Borrower shall have paid all accrued fees and expenses of the Lender.

SECTION 7.  SECURITY INTEREST.

7.1                                 Grant of Security Interest.  To secure the prompt and complete payment, observance and performance of the Indebtedness, Borrower hereby gives, grants and pledges to the Lender a continuing security interest in and to all of the Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter acquired or arising and wheresoever located:

ACCOUNTS:  All present and future accounts, accounts receivable, and other rights of the Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance (collectively, “Accounts”);

INVENTORY:  All inventory and goods now owned or hereafter acquired by the Borrower (wherever located, whether in the possession of the Borrower or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned, repossessed or reconsigned goods) which are held for sale or lease or to be furnished (or have been furnished) under any contract of service or which are raw materials, work in process or materials used or consumed in the Borrower’s business (collectively, “Inventory”);

EQUIPMENT:  All machinery, all manufacturing, distribution, selling, data processing and office equipment, all furniture, furnishings, appliances, fixtures and trade fixtures, tools, tooling, molds, dies, vehicles, vessels, aircraft and all other goods of every type and description (other than Inventory), in each instance whether now owned or hereafter acquired by the Borrower and wherever located (collectively, “Equipment”);

GENERAL INTANGIBLES:  All rights, interests, choses in action, causes of action, claims and other intangible property of the Borrower of every kind and nature (other than Accounts), in each instance whether now owned or hereafter acquired by the Borrower and however and whenever arising, including, without limitation, all corporate and other business records; all loans and other obligations receivable and all rights, remedies and security with respect thereto, all inventions, designs, all trade processes and trade secrets, computer programs, software, printouts and other computer materials, goodwill, corporate name, trade names, registration, copyrights, royalties, licenses, franchises, customer lists, credit files, correspondence, and advertising materials; all customer and supplier contracts, firm sale orders, rights under license and franchise agreements, and all other contracts and contract rights; all interests in partnerships and joint ventures; all tax refunds and tax refund claims; all right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property; all payments due or made to Borrower in connection with any reacquisition, confiscation, condemnation, seizure or forfeiture of any property by any person or governmental authority; all deposit accounts (general or special) with any bank or other financial institution, including, without limitation, any deposits or other sums at any time credited by or due to the Borrower from Lender; all credits with and other claims against carriers and shippers; all rights to indemnification; all patents, trademarks, patent applications and trademark applications, and all other intellectual property not described herein, all reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interest in trusts; all proceeds of insurance of which the Borrower is the beneficiary; and all letters of credits, guaranties, liens, security interests and other security held by or granted to the Borrower; all return insurance premiums, and all other intangible property, whether or not similar to the foregoing (all of the foregoing collectively, “General Intangibles”);

CHATTEL PAPER, INSTRUMENTS AND DOCUMENTS:  All chattel paper, all leases, all instruments, all notes and debt instruments and all payments thereunder and instruments and other property from time to time delivered in respect thereof or in exchange therefor and all of the Borrower’s right, title and interest and all of the Borrower’s rights, remedies, collateral security, liens in, and in respect of any of the foregoing, and all bills of lading, warehouse receipts and other documents of title and all other documents, in each instance whether now owned or hereafter acquired by the Borrower;

OTHER PROPERTY:  All property and interest in property now owned or hereafter acquired by the Borrower which now may be owned or hereafter may come into the possession, custody or control of the Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); and all rights and interests of the Borrower, now existing or hereafter arising and however and wherever arising, in respect of any and all (i) notes, drafts, letters of credit, stocks, bonds, and debt and equity securities, whether or not certificated.  and warrants, options, puts and calls and other rights to acquire or otherwise relating to the same, and all other investment property now owned or hereafter acquired by Borrower; (ii) money; (iii) proceeds of loans, including, without limitation, the Loans; and (iv) insurance proceeds and books and records relating to any of the property covered by this Agreement; together, in each instance, with all accessions and additions thereto, substitutions therefor, and all renewals, replacements, proceeds and products thereof.

7.2                                 Authorization.  The Borrower hereby authorizes the Lender to set-off and retain, without any necessity on the Lender’s part to resort to other security or sources of reimbursement for the Indebtedness, at any time following the occurrence and during the continuance of any Event of Default, and without further notice to Borrower (such notice being expressly waived), any of the deposits referred to in Section 7.1 or elsewhere in this Agreement (whether general, or special, time or demand, provisional or final) or other sums or property held by Lender, for application against any Indebtedness, irrespective of whether any demand has been made or whether such Indebtedness is mature.  The Lender will promptly notify Borrower of the Lender’s receipt of such funds or other property for application against the Indebtedness, but failure to do so will not affect the validity or enforceability thereof.

7.3                                 Attachment and Continuity of Security Interest.  The pledge of, lien upon, and security interest granted and hereby created in the Collateral shall extend and attach to the entire Collateral which is presently in existence and which is owned by Borrower or in which Borrower has an interest, and all Collateral which Borrower may purchase or in which Borrower may acquire an interest at any time and from time to time in the future, whether such Collateral is in transit or in Lender’s constructive, actual or exclusive occupancy or possession or not, or held by Borrower or others for Borrower’s or Lender’s account and wherever the same may be located, including, but without limiting the generality of the foregoing, all Collateral which may be located on Borrower’s premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, consignees, finishers, converters or other third parties who may have possession of the Collateral.

Upon the sale, exchange, or other disposition of the Collateral, the security interest and lien created and provided for herein shall, without break in continuity and without further formality or act, continue in and attach to the instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and noncash proceeds of such sale, exchange or disposition, including Collateral returned or rejected by customers or repossessed by Borrower or Lender.  As to any such sale, exchange or disposition, Lender shall have all the rights of an unpaid seller, including stoppage in transit, replevin and reclamation.

7.4                                 Perfection and Maintenance of Security Interest.  The Borrower agrees that until all of the Indebtedness has been indefeasibly paid in full and this Agreement has been terminated, the Lender’s security interests in and liens on and against the Collateral, and all proceeds and products thereof, shall continue in full force and effect.  Borrower shall perform any and all steps reasonably requested by the Lender to perfect, maintain and protect the Lender’s security interests in and liens on and against the Collateral granted or purported to be granted hereby and by the other Loan Documents or Collateral Documents, or to enable the Lender to exercise its rights and remedies hereunder and under the other Loan Documents or Collateral Documents with respect to any Collateral, including, without limitation, (i) executing and filing financing and continuation statements, or amendments thereof, in form and substance reasonably satisfactory to the Lender, (ii) executing and recording the Collateral Documents in form and substance reasonably satisfactory to the Lender, (iii) delivering to the Lender all certificates, notes and other instruments (including, without limitation, all letters of credit on which Borrower is named as a beneficiary) representing or evidencing Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, including, but not limited to, note powers, all in form and substance satisfactory to the Lender, (iv) maintaining complete and accurate stock records, (v) delivering to the Lender warehouse receipts covering that portion of the Collateral, if any, located in warehouses and for which warehouse receipts are issued, (vi) after the occurrence and during the continuance of an Event of Default, transferring Inventory to warehouses designated by the Lender or taking such other steps as are deemed necessary by the Lender to maintain the Lender’s control of the Inventory, (vii) placing notations on Borrower’s books of account to disclose the Lender’s security interest therein and marking conspicuously each document, contract, chattel paper and all records pertaining to the Collateral with a legend, in form and substance satisfactory to the Lender, indicating that such document, contract, chattel paper, or Collateral is subject to the security interest granted herein and (viii) executing and delivering all further instruments and documents, and taking all further action, as the Lender may reasonably request.

7.5                                 Financing Statements.  To the extent permitted by applicable law, the Borrower hereby authorizes the Lender to file one or more financing or continuation statements and amendments thereto, disclosing the security interest granted to the Lender under this Agreement without Borrower’s signature appearing thereon and Lender agrees to notify Borrower when such a filing has been made.  Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

SECTION 8.  COLLATERAL:  ACCOUNTS.

8.1                                 Verification of Accounts.  Any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in Lender’s name, or in the name of a firm of independent certified public accountants acceptable to Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise.

8.2                                 Assignments, Records and Borrowing Base Certificate.  Borrower shall keep accurate and complete records of its Accounts.  Borrower shall deliver to Lender a daily Borrowing Base Certificate, together with formal written assignments of all of its Accounts and copies of the invoices related thereto if requested by Lender.  Borrower shall also deliver to Lender upon demand, the original copy of all documents, including, without limitation, repayment histories, present status reports and shipment reports, relating to the Accounts included in any Borrowing Base Certificate and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.

8.3                                 Notice Regarding Disputed Accounts.  Borrower shall give Lender prompt written notice of any Accounts in excess of Ten Thousand and no/100 ($10,000.00) Dollars which are in dispute between any Account Debtor and Lender.

SECTION 9.  COLLATERAL:  INVENTORY.

9.1                                 Sale of Inventory.  Until an Event of Default occurs, Borrower may sell Inventory in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of indebtedness).

9.2                                 Safekeeping of Inventory; Inventory Covenants.  Lender shall not be responsible for (i) the safekeeping of the Inventory; (ii) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee or forwarding agency or any other Person in any way dealing with or handling the Inventory.  All risk of loss, damage, distribution or diminution in value of the Inventory shall be borne by the Borrower except in the case of gross negligence or willful misconduct by Lender.

9.3                                 Records and Schedules of Inventory.  Borrower shall keep correct and accurate daily records on a first-in, first-out basis, itemizing and describing the kind, type, quality and quantity of Inventory, and shall, at the request of Lender, furnish to Lender, copies of the working papers related thereto.  A physical count of the Inventory shall be conducted no less often than annually and a report based on such count of Inventory shall promptly thereafter be provided to Lender together with such supporting information (including, without limitation, invoices relating to Borrower’s purchase of goods listed in said report) as Lender shall, in its sole and absolute discretion, request.

9.4                                 Returned and Repossessed Inventory.  If at any time prior to the occurrence of an Event of Default, any Account Debtor returns any Inventory to Borrower in excess of Ten Thousand and 00/100 ($10,000.00) Dollars, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Lender if Lender has so requested) in the appropriate amount to such Account Debtor.  After the occurrence of an Event of Default, Borrower shall hold all returned Inventory in trust for Lender, shall segregate all returned Inventory from all other property of Borrower or in Borrower’s possession and shall conspicuously label said returned Inventory as the property of Lender.  Borrower shall, at all times subsequent to the occurrence of an Event of Default, immediately notify Lender of the return of any Inventory, specifying the reason for such return and the location and condition of the returned Inventory.

SECTION 10.  FINANCIAL REPORTING AND AUDITS.

As soon as available, but not later than ninety (90) days after the end of each fiscal year of Borrower, Borrower shall furnish the Lender with annual audited financial statements of Borrower, containing the balance sheet of the Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year; and such other comments and financial details as are usually included in similar reports.  Such financial statements shall (a) be in form and reporting basis satisfactory to the Lender, (b) be prepared in accordance with GAAP by an independent certified public accounting firm selected by Borrower and acceptable to the Lender (“Borrower’s Accounting Firm”), and (c) contain unqualified opinions as to the fairness of the statements therein contained.  Borrower shall also provide to the Lender any management letters that may accompany the statements.  Concurrently with such annual statements, Borrower shall furnish to the Lender a copy of Borrower’s corporate federal income tax return and annual updated financial statements of each Guarantor.

As soon as available, but not later than fifteen (15) days after the end of each month, Borrower shall furnish the Lender with (i) internally prepared monthly financial statements of Borrower, in form and content satisfactory to Lender, and (ii) a monthly covenant compliance certificate, in form and content satisfactory to Lender (including a certificate by the chief executive or financial officer of Borrower containing a computation of, and showing compliance with, each of the financial covenants contained in Section 14.1 hereof).  The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

Borrower shall deliver to the Lender monthly accounts receivable agings and monthly accounts payable agings within fifteen (15) days after month-end, in form acceptable to Lender.

Borrower shall deliver to the Lender a daily borrowing base certificate, in form acceptable to Lender.

Borrower shall deliver to the Lender annually copies of the federal income tax returns of each Guarantor within thirty (30) days after the filing of such returns.

Borrower shall deliver to the Lender a quarterly backlog report within fifteen (15) days after the end of each fiscal quarter.

Upon request by Lender and from time to time (but no more often than annually) Borrower’s Accounting Firm shall issue Borrower and Lender an accountant’s reliance letter, in form and substance acceptable to Lender in its sole discretion.

Borrower shall also promptly provide the Lender with such other information, financial or otherwise, concerning the Borrower or the Guarantors, as the Lender may reasonably request from time to time.

The Lender shall make any and all audits and investigations which it deems reasonably necessary in connection with the Collateral.  For the purposes of this Agreement, the Lender shall have free and ready access at all times during normal business hours, upon reasonable advance oral or written notice (unless in the Lender’s reasonable judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given and access shall not be limited to normal business hours), to the books of account, records, papers and documents of Borrower.  Without limiting the generality of the foregoing, the Lender shall conduct quarterly field audits of the Borrower (or more frequent audits if deemed reasonably necessary by the Lender under the circumstances then existing), and Borrower shall reimburse the Lender for all reasonable costs and expenses incurred by Lender’s internal auditors for such audits, plus $500 per auditor per diem during the duration of the Loans.

SECTION 11.  OPINION OF COUNSEL.

Prior to the initial disbursement of the Loans, Borrower shall provide a favorable opinion of counsel for the Borrower, addressed to the Lender in the form required by the Lender.

SECTION 12.  INSURANCE.

Borrower shall, at its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks as are customarily insured against by Persons engaged in businesses similar to that of

Borrower with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Lender.  Each such policy shall contain an endorsement, in form and substance satisfactory to Lender, showing loss under such insurance policies payable to Lender pursuant to a Lender’s Loss Payee endorsement and not containing a co-insurance clause.  Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurer shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.  Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender.

In addition, Borrower will maintain, at its sole expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form, as shall be reasonably satisfactory to Lender.  Each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurer shall give Lender at least thirty (30) days written notice before any such policy shall be altered or cancelled.

Upon Lender’s request, Borrower shall deliver to Lender certified copies of all such policies of insurance, together with evidence of payment of all premiums therefor.

If Borrower shall at any time or times hereafter fail to obtain and/or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, after ten (10) days written notice to Borrower, the Lender may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage(s) required herein, and pay all or any part of the premium therefor, without waiving any default by Borrower; and any sums so disbursed shall be additional loans to Borrower by Lender payable on demand.  In the event of loss or damage to any Collateral exceeding $20,000.00 in value, Borrower will give immediate notice to the Lender and the Lender may make proof of loss if not made by Borrower within twenty (20) days after such occurrence.  In addition, the Lender shall have the right to settle and compromise any and all claims exceeding $20,000.00 under any of the policies required to be maintained by Borrower hereunder and Borrower hereby appoints the Lender as its attorney-in-fact with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or the Lender or both any proof of loss, notice, draft or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Borrower, but for this appointment might or could perform.  If on the date of a loss, no Event of Default shall have occurred and be continuing, Borrower will be allowed to employ the insurance proceeds to restore any portion of the Collateral which has been damaged or destroyed.

SECTION 13.  REPRESENTATIONS AND WARRANTIES.

13.1                           General Representations and Warranties.  Borrower hereby represents and warrants to the Lender that:

(a)                                  The correct corporate name of Borrower is set forth in the first paragraph of this Agreement.  The Borrower currently conducts business under its correct legal name as set forth in the first paragraph of this Agreement.  Except as set forth in Exhibit B attached hereto, Borrower has not changed its corporate name or used any trade or fictitious name in the last (5) five years.  The locations listed on Exhibit C constitute all locations at which Borrower’s Inventory and/or Equipment is located and Borrower has exclusive possession and/or control of its Equipment and Inventory.  The chief place of business and chief executive office of the Borrower is located at the Borrower’s address specified above in the first paragraph of this Agreement.  All records concerning Borrower’s Accounts, General Intangibles and all originals of all chattel paper which evidence any Account or General Intangible of Borrower are located at the Borrower’s address set forth in the first paragraph of this Agreement, and none of the Borrower’s Accounts or General Intangibles is evidenced by a promissory note or other instrument except for such notes and other instruments delivered to Lender; and

(b)                                 The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois, and is qualified or licensed to do business in all other countries, states and provinces in which the laws thereof require Borrower to be so qualified and/or licensed; and

(c)                                  The Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and all other Loan Documents; and

(d)                                 The execution, delivery and performance by Borrower of this Agreement and all other Loan Documents have been duly authorized by all necessary corporate action and will not violate any provision of law or Borrower’s articles of incorporation or bylaws, or result in the breach of or constitute a default or require any consent under, or result in the creation of any lien, charge, or encumbrance upon any property or assets of Borrower (except the security interest of the Lender) pursuant to any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property may be bound or affected; and

(e)                                  This Agreement is, and each of the other Loan Documents when executed and delivered by Borrower under this Agreement will be, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms; and

(f)                                    The Borrower is the sole lawful owner of the Collateral and has the sole right and lawful authority to deliver this Agreement.  The Collateral and every part thereof is, and will hereafter remain, free and clear of all security interests, liens, attachments, levies, and encumbrances of every kind, nature and description, except the security interest of the Lender and Permitted Liens.  Borrower will warrant and defend the Collateral against any claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Lender; and

(g)                                 No financing statement covering the Collateral or any part thereof, is on file in any public office (other than financing statements in favor of Lender and the financing statement evidencing Seller’s subordinate security interest in the Collateral).  The security interest in the Collateral granted by Borrower to Lender is valid and enforceable and constitutes a first priority security interest therein.  The security interest in the Leased Equipment and Equipment Lease granted by Seller to Lender is valid and enforceable and constitutes a first priority security interest therein.  The security interest in the Pledged Stock granted by the Guarantors to Lender is valid and enforceable and constitute a second priority security interest therein (behind the first priority security interest of Seller therein); and

(h)                                 No authorization, approval or other action by, and no notice to or filing with, any governmental authority that have not already been taken or made and which are in full force and effect, is required (i) for the grant by the Borrower of the security interest in the Collateral granted hereby; (ii) the execution, delivery or performance of this Agreement by the Borrower; or (iii) for the exercise by the Lender of its rights or remedies hereunder; and

(i)                                     Borrower’s use of the proceeds of any advances and readvances by Lender made by Lender to Borrower pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by its Board of Directors, if necessary pursuant to applicable corporate law, rule or regulation) and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof; and

(j)                                     The balance sheets and statements of income and retained earnings of Borrower, heretofore furnished to the Lender, and all accompanying financial information heretofore furnished to the Lender, are complete and correct in all material respects and fairly represent the financial condition of Borrower as at the dates of said financial statements and the results of its operations for the periods ending on said dates.  Borrower has no material contingent obligations, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheets or the notes thereto; and at the present time there are no material unrealized or anticipated losses from current operations.  Said financial statements were prepared in accordance with GAAP; and

(k)                                  Prior to the closing of the Loans, there has been no material change in the financial condition of Borrower or any Guarantor from that set forth in the Borrower’s most recent financial statement, and, to the best of Borrower’s knowledge, the financial statements of Guarantors, and the financial information contained therein was true and correct on the date the statements were issued and there has been no material adverse changes as of the closing date of the Loans; and

(1)                                  There are no suits or proceedings pending, or to the knowledge of Borrower threatened against or affecting Borrower which, if adversely determined, would have an adverse effect on the financial condition or business of Borrower or its ability to perform its obligations under this Agreement or any of the other Loan Documents, and there are no proceedings by or before any court, governmental commission, board, bureau, or other administrative agency pending or, to the knowledge of Borrower, threatened against Borrower; and

(m)                               Borrower has filed all federal, state and local tax returns required to be filed by it (including, but not limited to, income and payroll tax returns) and other reports, which Borrower is required by law, rule or regulation to file, and all Charges that are due and payable have been paid; and

(n)                                 Now and after consummation of the Loans, Borrower has and shall have capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now and shall be solvent and able to pay its debts as they mature, and Borrower now owns and shall own property the fair salable value of which is and shall be greater than the amount required to pay Borrower’s debts.  For the purposes of this subsection, the term “fair salable value” shall mean the amount that would be agreed upon between a willing buyer and a willing seller under no compulsion to make the sale, in the sale of the assets and business of the Borrower as a going concern; and

(o)                                 Borrower is in compliance with all other statutes, ordinances, governmental rules and regulations to which it is subject, and has not and shall not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would adversely affect the business, prospects, profits, properties, condition (financial or otherwise) of the Borrower, or the security interest, liens, or rights of the Lender in the Collateral; and

(p)                                 To the best of its knowledge, Borrower has duly complied with, and its businesses, operations, assets, Equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances; and

(q)                                 To the best of its knowledge, Borrower’s present uses of the Real Property comply with all federal, state and local environmental laws, and regulations; and Borrower has never received any notice of any violations of environmental laws, rules or regulations and no actions have been commenced or threatened for noncompliance.  The Borrower shall immediately provide the Lender with any notice received by the Borrower pertaining to any violations of environmental laws, rules or regulations; and

(r)                                    Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower; and

(s)                                  The Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under this Agreement and the other Loan Documents.  The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument (material to its business) to which it is a party.  The Borrower has disclosed to the Lender in writing all facts which might materially and adversely affect the business, credit, operations, financial condition or prospects of the Borrower or any Subsidiary or which might materially and adversely affect any material portion of the Borrower’s properties, or the Borrower’s ability to perform its obligations under this Agreement or the other Loan Documents; and

(t)                                    The Borrower has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign; and

(u)                                 To the best of its knowledge, the Borrower has not used Hazardous Materials on or affecting the Real Property in any manner which violates federal, state or local laws, ordinances, statutes, rules, regulations or judgments governing the use, storage, treatment, handling, manufacture, transportation, or disposal of Hazardous Materials (“Environmental Laws”), and that, to the best of Borrower’s knowledge, no prior owner of the Real Property or any current or prior occupant has used Hazardous Materials on or affecting the Real Property in any manner which violates Environmental Laws.  The Borrower covenants and agrees that neither it nor any occupant shall use, introduce or maintain Hazardous Materials on the Real Property in any manner unless done in strict compliance with all Environmental Laws.

“Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, or regulation.

13.2                           Account Representations and Warranties.  Borrower represents and warrants that Lender may rely, in determining which Accounts listed on any Borrowing Base Certificate are Eligible Accounts, without independent investigation of any statements or representations made by Borrower on or with respect to any such Borrowing Base Certificate, and unless otherwise indicated in writing by Borrower, that:

(a)                                  Such Accounts are genuine, are in all respects what they purport to be, are not evidenced by a judgment and, if evidenced by an instrument, agreement, contract or document, are evidenced by only one executed original instrument, agreement, contract or document, which has been endorsed and delivered to Lender;

(b)                                 Such Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

(c)                                  Except for credits issued to any Account Debtor in the ordinary course of Borrower’s business for Inventory returned pursuant to Section 9.4 of this Agreement, the amounts shown on the Borrowing Base Certificate, and all invoices and statements delivered to Lender with respect to any Account, are actually and absolutely owing to Borrower and are not contingent for any reason;

(d)                                 To the best of Borrower’s knowledge, except as may be disclosed on such Borrowing Base Certificate, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Accounts included on a Borrowing Base Certificate, and Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by Borrower in the ordinary course of its business for prompt payment, all of which discounts or allowances are reflected in the calculation of the invoice related to such Account;

(e)                                  To the best of Borrower’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Borrowing Base Certificate, and on all contracts, invoices and statements delivered to Lender with respect thereto;

(f)                                    To the best of Borrower’s knowledge, all Account Debtors are solvent and had the capacity to contract at the time any contract or other document giving rise to the Account was executed;

(g)                                 The goods, the sale of which gave rise to the Accounts are not, and were not at the time of the sale thereof, subject to any lien, claim, security interest or other encumbrance, except those of Lender and the subordinate security interest of Seller, and those removed or terminated prior to the date hereof;

(h)                                 Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts;

(i)                                     To the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial or other condition;

(j)                                     The Accounts have not been pledged or assigned to any other Person, and the Lender has a first and valid fully perfected security interest in the Accounts; and

(k)                                  No covenant, representation or warranty contained in this Agreement with respect to such Accounts has been breached.

13.3                           Automatic Representation and Warranty and Reaffirmation of Representations and Warranties.  Each request for an advance by Borrower pursuant to this Agreement or the other Loan Documents shall-constitute (i) an automatic representation and warranty by Borrower to Lender, as of the date of said request, that there does not exist a Default or an Event of Default, and (ii) a reaffirmation, as of the date of said request, of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

13.4                           Survival of Representations and Warranties.  Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower’s execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 14.  COVENANTS AND CONTINUING AGREEMENTS.

14.1                           Financial Covenants.  Borrower covenants to Lender and agrees that so long as any Indebtedness shall remain unpaid:

(a)                                  Minimum Tangible Net Worth.  Borrower will maintain at all times a minimum Tangible Net Worth of not less than $1,250,000.00 (to be tested quarterly).

(b)                                 Cash Flow Coverage.  Borrower will maintain at all times a Cash Flow Coverage of not less than 1.3 to 1.0 (to be tested quarterly, initially on a cumulative basis, and after the first four quarters, on a rolling four quarter basis, beginning with the 3/31/97 income statement).

(c)                                  Total Unsubordinated Debt to Tangible Net Worth.  Borrower will maintain at all times a ratio of total unsubordinated Debt to Tangible Net Worth of not greater than 6.0 to 1.0.

(d)                                 Capital Expenditures.  Borrower will not make or incur Capital Expenditures in excess of $500,000.00 in the aggregate in any fiscal year.

(e)                                  Limit on Lease Expense.  Borrower will not create, incur, assume or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except leases that do not in the aggregate require the Borrower to make payments (including taxes, insurance, maintenance, and similar expenses required to be paid under the leases) in any fiscal year of Borrower in excess of $120,000.00, exclusive of the lease payments required under the Equipment Lease.

The financial requirements set forth hereinabove shall be computed in accordance with GAAP.

14.2                           Affirmative Covenants.  Borrower covenants to Lender and agrees that until the Loans and all other Indebtedness shall be fully paid and discharged, it will:

(a)                                  Preserve and maintain its corporate existence and good standing in the state of Illinois and its qualification to do business in each other country, state or province where, because of the nature of its activities or properties, the failure of Borrower to be so qualified would have a material adverse effect on its financial conditions or operations or on the security interest or rights of the Lender in the Collateral; and

(b)                                 Keep its chief place of business and chief executive office and the office where it keeps its records concerning its Accounts and General Intangibles, and the office where it keeps all originals of all chattel paper which evidence Accounts and General Intangibles, at the Borrower’s address specified above in the first paragraph of this Agreement, or, upon thirty (30) days prior written notice to the Lender, at such other location in the State of Illinois.  The Borrower will hold and preserve such records and chattel paper and will permit representatives of the Lender at any time during normal business hours to inspect and make abstracts from such records and chattel paper; and

(c)                                  Keep Borrower’s Equipment, Inventory and all other tangible personal property at the Borrower’s address(es) specified in Exhibit C attached hereto, or, upon thirty (30) days prior written notice to the Lender, at such other location in the State of Illinois; and

(d)                                 Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; and

(e)                                  Take all actions necessary or required by law to protect and preserve the Collateral, the rights of the Borrower and Lender thereunder, and the priority of the lien granted thereby, including, without limitation, the payment of all amounts required for that purpose; and

(f)                                    Continue to engage in a business of the same general type as now conducted by it on the date of this Agreement; and

(g)                                 Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions; and

(h)                                 Keep and maintain at Borrower’s own cost and expense satisfactory and complete records of the Collateral in a manner consistent with Borrower’s current business practice, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral.  Borrower shall, for the Lender’s further security, deliver and turn over to the Lender or the Lender’s designated representatives at any time following the occurrence of an Event of Default and upon three (3) days’ notice from the Lender or the Lender’s designated representative, any such books and records (including, without limitation, any and all computer tapes, programs and source codes relating to such Collateral in which Borrower has an interest or any part or parts thereof; in such event Lender shall provide Borrower with true and complete copies of such books and records); and

(i)                                     Furnish Lender, from time to time, with such information relevant to this Agreement and Borrower’s performance hereunder as Lender may request; and

(j)                                     Immediately upon the execution of this Agreement, make appropriate entries upon its books disclosing Lender’s security interest in the Collateral.  Upon Lender’s request, following an Event of Default, Borrower will execute and deliver all papers and instruments, and do all things required by Lender to facilitate collection of the Collateral; and

(k)                                  Provide Lender from time to time, promptly upon request of Lender, with a comprehensive updated list of all Account Debtors of Borrower, including their current addresses and telephone numbers; and

(1)                                  Advise the Lender promptly, in reasonable detail, of (i) any lien, security interest, encumbrance, or claim made by or asserted against any or all of the Collateral, and (ii) the occurrence of any other event which would have a material adverse effect on the aggregate value of such Collateral or on the security interests and liens with respect to such Collateral created hereunder; and

(m)                               At all times during normal business hours, upon reasonable advance notice (unless in the Lender’s reasonable judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given), permit the Lender, or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of Borrower and visit the properties of Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers, directors and independent accountants; and

(n)                                 Promptly, upon the Borrower’s learning thereof, (a) inform the Lender in writing, of any material delay in Borrower’s performance of any of its obligations to any Account Debtor; and (b) furnish to and inform the Lender of all material adverse information relating to the financial condition of any Account Debtor; and

(o)                                 Comply in all material respects with all applicable laws, ordinances, rules and regulations to which it is subject and not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would materially and adversely affect the business, prospects, profits, properties, condition (financial or otherwise) of Borrower, or the security interest, or rights of the Lender in the Collateral; and

(p)                                 Promptly after the commencement thereof, give the Lender notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on its financial condition, properties or operations; and

(q)                                 Pay and discharge all material obligations of whatever nature, or otherwise satisfy them at or before maturity or before they become delinquent and any additional costs are imposed as a result thereof, except those contested by Borrower in good faith, with due diligence, provided the Lender’s security interest or rights in the Collateral or any portion thereof, is not, or could not be, in the Lender’s sole opinion, affected, impaired or modified; and

(r)                                    Give the Lender written notice as soon as possible and in any event within three (3) days after Borrower obtains knowledge of the occurrence of each Event of Default hereunder, setting forth the details of such Event of Default and the action which is proposed to be taken by Borrower with respect thereto; and

(s)                                  In any suit, proceeding or action brought by the Lender with respect to any of Borrower’s Accounts or General Intangibles or other property comprising part of the Collateral, the Borrower will save, indemnify and keep the Lender harmless from and against all expenses, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by Borrower of any obligation or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from Borrower, and all such obligations of Borrower shall be and shall remain enforceable against and only against Borrower and shall not be enforceable against the Lender; and

(t)                                    Promptly after the sending or filing thereof, provide the Lender with copies of all proxy statements, financial statements, and reports which Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted thereof, or with any national securities exchange; and

(u)                                 As soon as possible, and in any event within ten (10) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan of Borrower subject to ERISA, and the regulations promulgated thereunder, or to appoint a Trustee to administer such Plan, or to impose withdrawal liability against Borrower, Borrower will notify the Lender in writing setting forth all relevant details and the action which Borrower proposes to take with respect thereto; and

(v)                                 Give Lender written notice thirty (30) days prior to any change in Borrower’s name, mailing address, principal place of business, chief executive office, or location of the Collateral or Borrower’s books and records.  Borrower further agrees to advise Lender promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which would have a material adverse effect on the value of the Collateral or on the lien and security interest granted to Lender herein; and

(w)                               Execute and deliver to Lender, concurrently with the execution of this Agreement, and at any time or times thereafter at the reasonable request of Lender, all Financing Statements and other Collateral Documents (and pay the cost of filing and recording the same in all public offices deemed necessary by the Lender) as the Lender may request, in a form reasonably satisfactory to the Lender, to perfect and keep perfected the security interest in the Collateral granted by Borrower to the Lender or to otherwise protect and preserve the Collateral and the Lender’s security interest therein.  Should Borrower fail to do so, the Lender is authorized to sign any such Financing Statements as Borrower’s agent; and

(x)                                   Deliver to Lender forthwith upon its demand, such other collateral as the Lender may request from time to time should the value of the Collateral decline, deteriorate, depreciate or become impaired, and Borrower shall execute such documents deemed necessary by the Lender to perfect its security interest in such other collateral; and

(y)                                 In the event any of the Borrower’s Inventory is consigned to third persons dealing in goods of that kind, Borrower agrees to obtain and provide Lender with such Financing Statements, notices and other documents signed by Borrower and the consignees deemed reasonably necessary by Lender to insulate such consigned collateral from the claims of the consignee’s creditors; and

(z)                                   Cause its compliance with all present and future Environmental Laws pertaining to Borrower, the Real Property, or Borrower’s business, and voluntarily to clean up all Hazardous Materials released, discharged, stored or discharged upon their discovery and to be fully liable to the Lender for all costs and expenses incurred by the Lender arising from such Environmental Materials.

The Borrower shall protect, and does hereby agree to defend, indemnify and hold the Lender harmless from and against any and all loss, damage, cost, expense and liability (including without limitation reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to the installation, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials on, under or about the Real Property, including without limitation (i) all foreseeable consequential damages; and (ii) the costs of any required or necessary repair, cleanup, detoxification of the Real

Property; and (iii) the preparation and implementation of any closure, or remedial or other required plans.  This indemnity shall survive the satisfaction, release or extinguishment of the lien of the Lender’s security interest in the Collateral; and

(aa)                            Keep in effect a $1,000,000.00 life insurance policy upon the life of J. Cameron Drecoll with an insurance company acceptable to the Lender and at all times keep the Collateral Assignment of Life Insurance in full force and effect and pay all required policy premiums.

14.3                           Negative Covenants. Borrower further covenants to Lender and agrees that until the Loans and all other Indebtedness shall be fully paid and discharged, it will not, without the prior written consent of the Lender:

(a)                                  Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, or other title retention agreement, or finance lease), of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction a financing statement which names the Borrower as a debtor, or sign any agreement authorizing any party thereunder to file such financing statement, except mortgages, deeds of trust, pledges, liens, security interests, assignments, deposit arrangements, or other arrangements, charges, or encumbrances in favor of the Lender and Permitted Liens; or

(b)                                 Sell, lease, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except for Inventory disposed of in the ordinary course of business, and sales of obsolete, worn out or unusable tangible personal property which is concurrently replaced with similar personal property at least equal in value, quality and condition to that sold, and owned by Borrower free and clear of all liens, claims and encumbrances except the security interest of the Lender and Permitted Liens; or

(c)                                  Store any assets with any third party against whom or with respect to which location, the Lender has not filed such UCC-1 financing statements and taken all other actions as Lender deems necessary to preserve its security interest in such assets unless Borrower gives Lender at least thirty (30) days prior written notice thereof; or

(d)                                 Change its corporate name or adopt any fictitious or trade name unless Borrower gives Lender at least thirty (30) days prior written notice thereof; or

(e)                                  Wind up, liquidate, or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of it assets (whether now owned or hereafter acquired) or its business to any Person, or acquire all or substantially all of the assets or the business of any Person or enter in the sale of any capital stock of Borrower, which shall result in a change of control of the Borrower; or

(f)                                    Suffer any judgment for money in excess of $10,000.00 to be entered and not discharged, stayed or appealed with a supersedeas bond within a period of thirty (30) days, provided, however, that this subparagraph shall not apply to any judgment for which the Borrower is fully insured, and with respect to which the insurer has admitted liability in writing; or

(g)                                 Permit any change in the ownership of the shares of Borrower which shall result in a change of control of the Borrower; or

(h)                                 Make loans to one or more Persons which in the aggregate exceed $5,000.00 outstanding at any time (including, without limitation, any officer, shareholder, director or employee of Borrower except for temporary advances and reimbursements to such officers and employees for necessary expenses incurred in the ordinary course of business) or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in (except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized national standing or certificates of deposit in insured financial institutions) or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person; or

(i)                                     Declare or pay any dividends in any fiscal year (except if Borrower is an S corporation, the minimum amount as shall be necessary for shareholders of Borrower to pay federal and state incomes taxes on net earnings from the Borrower without jeopardizing the Subchapter S election of the Borrower), or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such, whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or

(j)                                     Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause any Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; or

(k)                                  Install, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Real Property, nor transport to or from any property, any Hazardous Materials nor allow any other Person to do so, except in full compliance with any and all applicable environmental laws, rules and regulations; or

(1)                                  Directly or indirectly use any part of the proceeds of the Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors.

SECTION 15.  EVENTS OF DEFAULT.

The Notes and any and all other Indebtedness shall, at the option of Lender and notwithstanding any maturity to the contrary, become immediately due and payable, without notice or demand, upon the occurrence of any of the following events of default (each an “Event of Default”):

(a)                                  Borrower shall fail to pay when due, any Indebtedness, including, without limitation, any principal of or interest on any Note, or any other sum payable by the Borrower to the Lender, and such failure shall continue for five (5) days after written notice of such default is sent to Borrower by Lender; or

(b)                                 Borrower shall fail duly and punctually to perform or observe any other agreement, covenant or obligation binding on the Borrower under this Agreement or any of the other Loan Documents and such failure shall continue for ten (10) days after written notice of such default is sent to Borrower by Lender; or

(c)                                  Any warranty, representation, statement or financial statement made by Borrower in this Agreement or by Borrower or any Guarantor in any other Loan Document or in any other agreement, document, instrument, request, report, schedule or certificate executed by Borrower or any Guarantor shall prove to have been incorrect or misleading in any material respect when made; or

(d)                                 Any event occurs or condition exists (other than those described in clauses (a) through (c) above) which is specified as an event of default under any of the Loan Documents; or

(e)                                  Filing of a petition in bankruptcy by or against Borrower, or institution of any proceeding by Borrower for corporate reorganization, readjustment, or similar arrangement under any insolvency statute (and with respect to any involuntary petition or proceeding, such petition or proceeding is not dismissed within sixty (60) days after filing), filing of any proceeding by or against Borrower or any Guarantor for appointment of a receiver, trustee or liquidator of it, him or her, or all or any substantial part of its, his or her assets or properties, filing of a petition for dissolution or liquidation of Borrower, or making by Borrower or any Guarantor of an assignment for the benefit of creditors, or filing or imposition of any tax lien against the Collateral, or Borrower or any Guarantor admits in writing its, his or her inability to pay its, his or her debts as they become due, or Borrower ceases doing business as a going concern; or

(f)                                    The Lender, in good faith, deems itself reasonably insecure for any reason due to any material adverse change in the business, assets or liabilities, financial condition, results of operations or business prospects of Borrower, or in the financial condition of any Guarantor; or

(g)                                 There shall occur any uninsured damage to or loss, theft, or destruction of any of the Collateral exceeding $10,000.00; or

(h)                                 All or any portion of the Collateral is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or an application is made by Borrower or any other Person for the appointment of a receiver, trustee, or custodian for such Collateral; or

(i)                                     A notice of lien, levy or assessment is filed of record with respect to all or any portion of Borrower’s assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon all or any portion of Borrower’s assets; or

(j)                                     Creation by Borrower of a security interest in any Collateral now existing or hereafter acquired by Borrower in favor of any Person other than the Lender and the Permitted Liens; or

(k)                                  Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any part of its business affairs; or

(1)                                  Insolvency of any Guarantor, or any Guarantor shall file a petition in bankruptcy or shall be adjudicated a bankrupt, or any Guarantor shall die, or become incompetent, or shall terminate, repudiate, revoke or disavow any of his or her obligations under the Guaranty or breach any of the terms thereof; or

(m)                               Any judgment or order requiring the payment of money exceeding $10,000.00 shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, this subparagraph shall not apply to any judgment for which Borrower is fully insured, and with respect to which the insurer has admitted liability in writing; or

(n)                                 This Agreement shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest in such of the Collateral owned by Borrower or in which Borrower has rights therein; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or Borrower shall deny it has any further liability or obligation hereunder; or

(o)                                 The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or any Guarantor shall deny he or she has any further liability or obligation thereunder, or shall fail to perform his or her obligations thereunder; or

(p)                                 Any event shall occur which results in the acceleration of the maturity of any indebtedness of Borrower to any other lender or creditor exceeding $20,000.00; or

(q)                                 Any proceeding shall be commenced or filing made under applicable law by any stockholder, officer or director of Borrower to dissolve or liquidate the Borrower, or any order, judgment or decree shall be entered against Borrower decreeing its involuntary dissolution or split up; or Borrower shall otherwise dissolve or cease to exist; or

(r)                                    An event of default shall occur under any of the Stock Pledge Agreements, and shall not be cured within the applicable grace period, if any; or

(s)                                  An event of default shall occur under the Security Agreement-Leased Equipment, and shall not be cured within the applicable grace period, if any; or

(t)                                    Borrower shall default in the payment or performance of the Equipment Lease, and such default shall not be cured within the applicable grace period, if any; or

(u)                                 Borrower shall make any payment to Seller in violation of the terms of the Seller/Bank Intercreditor Agreement; or

(v)                                 If within one hundred twenty (120) days from the date of this Agreement, Borrower shall fail to provide to Lender all of the following documents, in form and substance acceptable to Lender:  (i) an original executed release (in recordable form) of that certain mortgage dated January 15, 1987 and recorded January 21, 1987 in the office of the Recorder of Deeds of Cook County as Document No. 87040330 in favor of American National Bank and Trust Company of Chicago (the “Trustee”), as Trustee under Trust Agreement dated April 25, 1966 and known as Trust No. 23191 and its beneficiaries, (ii) an original landlord waiver for the Borrower’s leased premises commonly known as 1309 S. Cicero Avenue, Cicero, Illinois, executed by the Trustee and all current beneficiaries of the Trustee, and (iii) a lease extension letter extending the lease for such premises executed by the Trustee and all such beneficiaries; or

(w)                               If the life insurance policy described in Section 6 hereof shall expire, lapse or otherwise cease to be in full force and effect or Borrower shall fail to pay any premium for such policy when due.

SECTION 16.  REMEDIES.  (a) if any Event of Default shall have occurred and be continuing:

(i)                                     The Lender may:  (x) immediately terminate the Lender’s commitment hereunder to make any further advances under the Revolving Loan and/or (y) declare the Indebtedness, including, without limitation, all principal of and interest accrued on the Notes and all other Indebtedness, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, notwithstanding the maturity date or dates expressed in any evidence thereof.  Borrower waives presentment and protest of any instruments and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled except as specifically provided herein.

(ii)                                  The Lender or its designee may notify the Account Debtors under any Accounts, General Intangibles and chattel paper, of the assignment of such Accounts, General Intangibles and chattel paper, to the Lender and direct such Account Debtors to make payment of all amounts due or to become due to the Borrower thereunder directly to the Lender and, upon such notification and at the expense of the Borrower, Lender or its designee may enforce collection of any such Accounts, General Intangibles and chattel paper, and adjust, settle and compromise the amount or payment thereof, in the same manner and to the same extent as the Borrower might have done.  After such notification all amounts and proceeds (including instruments) received in any manner by the Borrower in respect of the Accounts, General Intangibles and chattel paper, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Lender in the same form as received (with any necessary endorsement), and the Borrower shall not adjust, settle or compromise the amount of payment of any Account, General Intangibles or chattel paper, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.  To facilitate the foregoing collection rights of the Lender, the Borrower hereby agrees to provide the Lender with such information and documentation which the Lender reasonably requests.

(iii)                               The Lender may exercise and pursue any and all rights and remedies available to it hereunder, and under the other Loan Documents, the Collateral Documents and applicable law, including, but not limited to, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), or any other applicable law.  The Lender may without notice, demand or legal process of any kind, all of which Borrower waives, at any time or times, (x) peaceably enter into the Borrower’s premises and take physical possession of the Collateral and maintain such possession on the Borrower’s premises, at no cost to the Lender, or remove the Collateral, or any part thereof, to such other place(s) as the Lender may desire or (y) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or any part of the Collateral (and the records pertaining thereto) as directed by the Lender and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to the Lender and (z) without notice except as specified below, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem reasonable (and Lender may, to the extent permitted by applicable law, purchase the Collateral at any such sale).  The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Collateral regardless of a notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iv)                              The Lender shall apply all net cash proceeds received in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (after deducting all costs, expenses and reasonable attorneys’ fees incurred at any time in the collection of the Indebtedness and in the protection and sale of the Collateral and after payment of any amounts payable to the Lender pursuant to Section 20), for the benefit of the Lender, against all or any part of the Indebtedness in such order as Lender shall determine in its sole discretion.  Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Indebtedness shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.  Borrower and the Guarantors shall remain liable for any deficiency remaining after such application, and shall pay such deficiency forthwith.  In addition to all other sums due the Lender, the Borrower shall pay the Lender all costs and expenses incurred by the Lender, including court costs and reasonable attorneys’ fees, to obtain, liquidate and/or enforce payment of the Collateral or the Indebtedness, including the Loans and all other Indebtedness, or in the prosecution or defense of any action or proceeding either against the

Lender or against Borrower concerning any matter arising out of or connected with the Collateral, this Agreement, or the Indebtedness.

(b)                                 Borrower waives all claims, damages and demands against the Lender arising out of the repossession, retention or sale of any of the Collateral, or any part or parts thereof, except any such claims, damages and awards arising out of the gross negligence or willful misconduct of the Lender.

(c)                                  The rights and remedies provided under this Agreement are cumulative and may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law or equity.

(d)                                 To the extent that the Indebtedness is now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm or corporation, then Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder.

SECTION 17.  EXERCISE OF REMEDIES.  In connection with the exercise of its remedies pursuant to Section 16, the Lender may (i) exchange, enforce, waive or release any portion of the Collateral or Collateral Documents in favor of the Lender or relating to any other security for the Indebtedness; (ii) apply such Collateral or security and direct the order or manner of sale thereof as the Lender may, from time to time, determine; and (iii) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default, without affecting or impairing the Lender’s right to take any other further action with respect to any Collateral or security or any part thereof.

SECTION 18.  LICENSE.  The Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit.

SECTION 19.  INJUNCTIVE RELIEF.  The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 20.  EXPENSES.  The Borrower will upon demand reimburse the Lender for all costs, fees, and expenses incurred by the Lender in connection with the negotiation, preparation and conclusion of this Agreement, the other Loan Documents, the Collateral Documents, and any amendment thereof, including, but not limited to, reasonable attorneys’

fees, corporate status, audit fees, appraisal fees, survey fees, lien and title searches, title insurance policy fees and charges, all taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Collateral Documents and, after the occurrence of an Event of Default, all reasonable attorneys’ fees and all other costs, fees and expenses incurred by Lender as a result of, or following such Event of Default, in collection of the Indebtedness, or the sale or other disposition of the Collateral.  All of the foregoing fees, costs and expenses shall be part of the Indebtedness, payable upon demand, and secured by the Collateral.

SECTION 21.  NOTICES.  All notices and other communications provided for hereunder shall be given in writing and shall be addressed to the party intended to receive the same at its address hereinbefore set forth (or to such other and different address as Borrower or Lender may designate pursuant to a written notice sent in accordance with the provisions hereof), and will be deemed given or furnished (i) when delivered at such address to such party (or to an officer of such party) or (ii) when received if deposited in the United States mail as first-class registered or certified mail, return receipt requested, postage prepaid, or (iii) when received if deposited at the office of a nationally-recognized overnight delivery service; or (iv) when received if sent by facsimile transmission.

SECTION 22.  CONTINUING SECURITY INTEREST; TERMINATION.  (a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of the Indebtedness and the termination of this Agreement, (ii) be binding upon the Borrower, its successors and assigns (except that Borrower shall not assign any of its rights nor delegate any of its obligations under this Agreement without the prior written consent of the Lender, and no such consent by the Lender shall, in any event, relieve Borrower of any of its obligations under this Agreement), and (iii) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender, and any successor Lender.  Nothing set forth herein or in any other Loan Document is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement or any other Loan Document or any Collateral.  The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession thereof or therefor.

(b) Upon the payment in full of the Indebtedness and the termination of this Agreement, Lender shall terminate its security interest by executing UCC-3 termination statements, and thereupon, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower.  Upon any such termination of security interest, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Collateral held by the Lender as shall not have been sold or otherwise applied pursuant to the terms hereof and the Lender will, at the Borrower’s expense, execute and deliver to the Borrower such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 23.  NON-WAIVER.  The Lender’s failure at any time or times hereafter to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by the Lender of a default by the Borrower under this Agreement shall not suspend, waive or affect any other default by Borrower under this

Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement and no default by the Borrower hereunder shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender and directed to the Borrower specifying such suspension or waiver.

SECTION 24.  PERFORMANCE OF BORROWER’S DUTIES.  If not discharged or paid when due, Lender may (but shall not be obligated to) discharge or pay any amounts required to be discharged or paid by Borrower under this Agreement, including, without limitation, all taxes, liens, security interests, encumbrances, and other claims, at any time levied or placed on the Collateral.  Lender may also (but shall not be obligated to) pay all costs for insuring, maintaining and preserving the Collateral.  All such expenditures incurred or paid by Lender for such purposes will then bear interest at the highest default rate set forth in the Notes from the date incurred or paid by Lender to the date of repayment by Borrower.  All such expenses shall automatically become a part of the Indebtedness secured hereby, and, at Lender’s option, will be payable on demand.

SECTION 25.  SEVERABILITY.  It is the parties’ intention that this Agreement be interpreted in such a way that it is valid and effective under applicable law.  However, if one or more of the provisions of this Agreement shall for any reason be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired.

SECTION 26.  CAPTIONS.  The captions and headings of the various sections used in this Agreement are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof.

SECTION 27.  REINSTATEMENT OF INDEBTEDNESS.  To the extent that Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Indebtedness or part thereof intended to be satisfied shall be reinstated and shall continue in full force and effect, as if such payment(s) or proceeds had not been received by Lender.

SECTION 28.  INDEMNITY.  In addition to all of the Borrower’s other Indebtedness under this Agreement, the Borrower agrees to defend, protect, indemnify, pay and hold harmless the Lender and its officers, directors, employees, attorneys, consultants, agents and affiliates (collectively, the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs, and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the initial loan disbursement hereunder, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation (other than suits or other actions by Borrower against an

Indemnitee), including, without limitation, any federal or state securities or labor laws, or under any federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower, any of its Subsidiaries or its predecessors in interest, or the past, present or future environmental condition of the Real Property), the presence of any Hazardous Materials on the Real Property, or the release or threatened release of any Hazardous Materials into the environment from the Real Property, or under any common law or equitable cause or otherwise, arising from or in connection with any of the following:  (i) the negotiation, preparation, execution or performance of this Agreement or of any document executed in connection with the transactions contemplated by this Agreement, (ii) the Lender’s furnishing of funds to the Borrower under this Agreement, including, without limitation, the management of the Loans, or (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement (collectively, the “Indemnified Matters”), provided, however, the Borrower shall not be liable to indemnify any Indemnitee for claims arising as a result of such Indemnitee’s gross negligence or willful misconduct.  Such indemnification for all of the foregoing losses, damages, liabilities, obligations, fees, penalties, costs and expenses of Lender shall be part of the Indebtedness.  In no event shall the Lender be liable to Borrower for indirect, special, consequential or punitive damages as a result of or arising from or relating to any suit, investigation, action or proceeding by Borrower against the Lender.

SECTION 29.  BANK ACCOUNTS.  Borrower covenants to Lender and agrees to establish and maintain all of its operating accounts with Lender at all times so long as the Loans or any other Indebtedness owed by Borrower to Lender shall remain outstanding.

SECTION 30.  BROKERAGE FEES.  Borrower covenants to Lender that there is no broker fee due in connection with the Loans.  Borrower agrees to indemnify and hold the Lender harmless with respect to any costs, expenses or liabilities relating to any such claims.

SECTION 31.  LAWFUL INTEREST.  It is the intent of the Borrower and Lender that the rates of interest and other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which the Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit, and if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

SECTION 32.  SURVIVAL.  All covenants, agreements, representations, warranties and indemnities made herein and in all other Loan Documents shall survive the making by the Lender of the Loans herein contemplated and shall continue in full force and effect for so long as the Loans and any other Indebtedness remain outstanding and unpaid.

SECTION 33.  ENTIRE AGREEMENT.  This Agreement, together with the other Loan Documents, constitute the entire understanding and agreement of the parties as to the matters set forth in this Agreement.  No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower herefrom shall in any event be effective unless the same shall be given in writing and signed by the Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 34.  CHOICE OF LAW.  ANY DISPUTE BETWEEN THE LENDER AND BORROWER, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

SECTION 35.  PERSONAL JURISDICTION.

(i)                                     Exclusive Jurisdiction.  EXCEPT AS PROVIDED IN SUBSECTION (ii) BELOW, THE LENDER AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED, TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS.  BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)                                  Other Jurisdictions.  BORROWER AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE LENDER TO OBTAIN A JUDGMENT AGAINST THE BORROWER OR TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE INDEBTEDNESS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER.  BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH.

SECTION 36.  WAIVER OF JURY TRIAL.  BORROWER AND THE LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE LENDER AND BORROWER OR ANY OF ITS SUBSIDIARIES ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT.  INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 37.  WAIVER OF NOTICE, HEARING AND BOND.  BORROWER WAIVES ALL RIGHTS OF NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS, FROM AND AFTER THE OCCURRENCE

OF AN EVENT OF DEFAULT, TO REPOSSESS THE COLLATERAL WITH JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL, OR OTHER SECURITY FOR THE INDEBTEDNESS.  BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH, OR LEVY UPON COLLATERAL OR OTHER SECURITY FOR THE INDEBTEDNESS TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER OF THE LOAN DOCUMENTS.

SECTION 38.  ADVICE OF COUNSEL.  BORROWER REPRESENTS TO THE LENDER THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYER.

IN WITNESS WHEREOF, the Borrower and Lender have caused this Agreement to be duly executed and delivered by their duly authorized officers thereunto duly authorized as of the date first above written.

BORROWER:		LENDER:

BFG ACQUISITION CORP.		LASALLE BANK NI

By:	/s/ J. Cameron Drecoll	By:	/s/ [ILLEGIBLE]
J. Cameron Drecoll
Title:	President	Title:	Commercial Loan Officer

Attest:	/s/ Joan M. Drecoll
Joan M. Drecoll
Title:	Secretary

EXHIBIT A TO LOAN AND SECURITY AGREEMENT

Description of Leased Equipment

QUANTITY	DESCRIPTION

1	Asset No. 675, Gleason 100" Model 675 Hypoid Gear Generator; S/N 782902 (New 1984): W/Sony 2-Axis Digital Readouts

1	Asset No. 678, Gleason No. 675 Hypoid Generator Cutter Set-Up Stand

1	Asset No. 676, Gleason 100" Model 675 Hypoid Gear Generator; S/N 782901 (New 1984): W/Sony 2-Axis Digital Readouts

1	Asset No. 677, Gleason Model 553 Angular Hypoid Gear Tester; S/N 753502 (New 1984): W/3-Axis Digital Readouts

1	Asset No. 662, Gleason Model 655 Hypoid Spiral Bevel Gear Cutter; S/N 749201 (New 1975)

1	Asset No. 666, Gleason Model 655 Hypoid Spiral Bevel Gear Cutter; S/N 749202 (New 1975)

1	Asset No. 667, Gleason Model 655 Hypoid Generator Cutter Set-Up Stand

1

EXHIBIT B TO LOAN AND SECURITY AGREEMENT

List of all present trade and fictitious names of Borrower:

None

List of all former trade, fictitious and corporate names of Borrower:

None

2

EXHIBIT C TO LOAN AND SECURITY AGREEMENT

List of all locations of Inventory, Equipment and other tangible personal property of Borrower:

Address	Description of Collateral

1309 S. Cicero Avenue	All assets except those at 2 locations below
Cicero, Illinois 60650

1310 S. 47th Avenue	Equipment and Inventory
Cicero, Illinois 60650

5100 Neville Road	Equipment and Inventory
Neville Island
Pittsburg, PA 15225

3